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                                                                    EXHIBIT 99.5

                                  PRESS RELEASE

UNITED BANCORP ANNOUNCES RECORD NET INCOME FOR THIRD QUARTER 2003
OCTOBER 15, 2003

United Bancorp, Inc. reports record net income for the third quarter 2003 of $2,065,550, which is 13.3% higher than the same quarter of the prior year. Net income for the first three quarters of 2003 was a record $5,550,486, which represents an increase of 7.7% over the first three quarters of 2002.

With interest rates at 45-year historical lows, United indicates that it continues to struggle to maintain its net interest margin. Throughout the first nine months, earnings were helped by an increase in noninterest income, primarily from loan sales and servicing activities. However, as the longer-term interest rates increased beginning in August, the residential refinancing boom appears to be over for now, and the financial services company indicated it will not continue to enjoy the extraordinary levels of noninterest income of the past several months.

United's steady growth continues. During the year, deposits have increased by $33.9 million, or 7.2%. At September 30, assets under management reached $1.529 billion, which is a 15.2% increase over the past 12 months.

United Bancorp, Inc. is a financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The subsidiary banks operate 17 banking offices in Lenawee, Washtenaw and Monroe Counties.












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